April 2017 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated April 21, 2017 Relating to Preliminary Prospectus dated April 7, 2017 Registration No. 333 - 217209

In addition to historical information, this presentation contains forward - looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward - looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward - looking statements are based on assumptions made by management regarding future circumstances over which the company may have little or no control and involve risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward - looking statements. Some of these factors include, among others, the following: future financial performance; expected cash flow; ability to reduce costs and improve operational efficiencies; revenue growth and increased sales volume; success in key markets; competition; ability to enter into relationships with partners and other third parties; delivery and deployment of PowerBuoys ® ; increasing the power output of PowerBuoys; hiring new key employees; expected costs of PowerBuoy product; and building customer relationships. Please refer to our most recent Forms 10 - Q and 10 - K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. We disclaim any obligation or intent to update the forward - looking statements in order to reflect events or circumstances after the date of this presentation . 1

Free Writing Prospectus Statement This presentation highlights basic information about us and the proposed public offering. Because this presentation is a sum mar y, it does not contain all of the information you should consider before investing in our securities. We have filed a Registration Statement on Form S - 1 (No. 333 - 217209) with the Securities and Exchange Commission relating to this proposed offering. The registration statement has not yet been declared effective. Before you invest, you should carefully read the pro spectus, the registration statement, and any other documents incorporated by referenced therein for more complete information about us and th is proposed public offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or any underwrite r p articipating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and any supplem ent s thereto by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019, telephone: 212 - 813 - 1010, email: prospectus@aegiscap.com. 2

Hold for “Offering” slide Ocean Power Technologies Inc. OFFERING SUMMARY Ocean Power Technologies, Inc. Issuer: Exchange/Ticker: Offering Size: Securities Offered: Use of Proceeds: Bookrunning Manager: Ocean Power Technologies, Inc . NASDAQ: OPTT $9,775,000 (including 15 % over - allotment) Common Shares Expand sales & marketing through new hires and target experts; increase product manufacturing Aegis Capital Corp. 3

Total Current Assets $ 12,095,277 Total Property and Equipment, Net 194,556 Other Noncurrent Assets 130,979 Total Assets $ 12,420,812 Total Current Liabilities $ 4,596,690 Total Long - Term Debt and Capital Lease Obligations 32,107 Total Liabilities $ 4,628,797 CAPITAL STRUCTURE Selected Balance Sheet Data As of January 31, 2017 (unaudited) Capital Structure (1) Total Shares Outstanding 6,266,316 (2) % owned by Directors & Officers ~ 4% Warrants Outstanding 324,452 Options Outstanding 158,026 Total Stockholder Accounts on Record ~ 200 (1) Capital Structure reported is as of April 5, 2017 (2) Total shares outstanding exclude warrants and options outstanding 4

• New Jersey headquarters • Nasdaq (OPTT) • Market capitalization: $ 13M as of 4/5/17 • Patented, proprietary technology • Approximately 30 employees with an engineering team of 20 members including masters and PhD level • New management team: COMPANY DESCRIPTION 5

COMPANY HIGHLIGHTS • Strong intellectual property portfolio • Critical end markets, including oil & gas, ocean observing, defense & security, and communications • Estimated $8.5B total addressable market 1 • New management • Commercial product 1. See slide 10 for details 6

OUR OCEANS Our oceans represent a tremendous, untapped source of energy and are critical to issues such as climate, weather, energy, communications, defense and security 1/6 U.S.jobs are marine - related 2 >10,000 offshore oil and gas sites 4 70% of the Earth is covered by oceans 2 >1,300 U.S. ocean observing stations are deployed 1 $7B 1 U.S. Revenue in 2016 from Ocean Enterprise 45% b orders & security expenditures are maritime 3 1. Based off The National Oceanographic and Atmospheric Administration (“NOAA”) Ocean Enterprise Report for 2016 2. NOAA website 3. Global Border and Maritime Security Market Executive Summary, Frost and Sullivan report, February 2014 4. U.S. Bureau of Safety and Environmental Enforcement website 7

CHALLENGES OF INCUMBENT SOLUTIONS Incumbent solutions such as battery buoys or on - site ships • Expensive • Intermittent and unreliable data collection • No real - time data transmission • Insufficient power • Limited to single - use applications • Limited data density • No awareness of failures • Limited or no data processing How do reliable, persistent power and communications address market needs? 8

THE SOLUTION: PB3 PowerBuoy • Considerable life - cycle cost savings compared with incumbent solutions • Provides up to 3 kilowatts of peak power • Site - dependent average daily generated power up to 2 kilowatts • 300 watts of continuous power deliverable during days or weeks with no wave activity • Real - time data communication • Can provide power for multiple applications at the same site 9

PB3 PowerBuoy – How It Works 10 • Floating system, anchored to the sea floor down to 3,000 meters • Heave plate and spar remain motionless in the water • Float moves vertically, independent of the spar in response to wave motion • Float motion drives electrical generator • Electricity is stored on - board, or used for nearby applications

POWERBUOY ADDRESSES POWER/COMMS NEEDS IN GLOBALLY IMPORTANT END - MARKETS ESTIMATED TOTAL ADDRESSABLE MARKET OF $8.5B $2.0B TAM $2.5B TAM $3.5B TAM $0.5B TAM 11 1. NOAA 2016 Ocean Enterprise Report 2. Global Border and Maritime Security Market Executive Summary, Frost and Sullivan report, February 2014 3. U.S. Bureau of Safety and Environmental Enforcement website 4. 2015 Frost & Sullivan Oil & Gas Satellite Communications market report 1 3 2 4

• Data collection, processing and real - time communications • PowerBuoy potentially transforms ocean environment intelligence $2.0B TAM OPT Targeting 10% 12 1. NOAA 2016 Ocean Enterprise Report 1

• Weather forecasting • Climate change • Ocean seismometry • Ocean currents • Environmental & biological monitoring Applications Include: Lower life - cycle cost with greater power and persistence 13

$2.5B TAM OPT Targeting 20% • Operations trending toward deeper waters • Industry investing in new technologies • PowerBuoy presents cost - saving opportunities • > 10,000 sites require power 14 1. U.S. Bureau of Safety and Environmental Enforcement website 1

• Charging stations for subsea drones (AUV) • Equipment monitoring and control • Communications • Site safety and security • Subsea battery charging • Seismic mapping • Reservoir management Applications Include: 15

• Detection and early warning systems require persistent power and real - time communications • Remote sensing stations for maritime security • Remote radar & sonar stations • Electro - optical and infrared sensors • Networks and communications • Charging stations for subsea drones (AUV) Applications Include: $3.5B TAM OPT Targeting 10% 16 1.Global Border and Maritime Security Market Executive Summary, Frost and Sullivan report, February 2014 1

COMMUNICATIONS: CELLULAR/WI - FI OVER WATER • Maritime communications limited to costly satellite • Military and civilian remote wi - fi and cellular communications • Range extension for marine and coastal waterways and airways • Voice and data relay stations Applications Include: $0.5B TAM OPT Targeting 10% 17 1. 2015 Frost & Sullivan Oil & Gas Satellite Communications market report 1

PRODUCT & TECHNOLOGY ROADMAP

Technology Maturation & Commercialization FY2016-FY2019

Calendar Year[2]	2015	2016-17	2018	2019	2020+
	PB3-Gen1	**PB3-Gen2**	**PB3-Gen3**	**PB15-Gen1**	**PBX**
	Over 3kW peak payload power available using new PTO[1]	COMMERCIAL PRODUCT Updated PTO[1] with new modular high efficiency energy storage system	Gen 2 PTO[1] and energy storage system with advanced, lighter hull design for improved power generation	PB3-Gen3 with up to 20X higher average power output, with relatively small increase in size and weight	Next-gen power levels; advanced hydro-dynamics, energy storage, and controls

- Focused on rapid product validation and cost-out
- PB3-Gen2 fully commercial

1. Power Takeoff (PTO)
2. Anticipated release year

18

OPT
OCEAN POWER TECHNOLOGIES

Progression Initial product concept formulation Concept validation focused on function only Initial full scale design Initial full scale prototype f ocused on function only Design tuning of initial design Second full scale prototype testing focused on form, fit and function Design update and release Pre - commercial full scale unit validation (in - ocean and factory - based) Design update and full commercial release Low Rate Initial Production (LRIP) High volume production IMPLEMENTATION STRATEGY Accomplishments To Date CY 2015 CY2016 CY2017 Product Development 19

Progression Initial customer contact and introduction OPT value proposition and technology discussion Customer NDA and operation application discussion Customer requests for proposal and r esponse Customer application demonstration projects Final qualification and subsequent orders Market and Business Development 200 companies and organizations engaged across 5 markets 36% of engagements are at the executive decision making level 36% of engagements progressed to advanced discussion 75% of initial interest is in offshore oil and gas CY2015 CY2017 CY2016 IMPLEMENTATION STRATEGY Accomplishments to date 20

Final qualification and subsequent orders Customer application demonstration projects Customer requests for proposal and r esponse Customer NDA and operation application discussion OPT value proposition and technology discussion Initial customer contact and introduction Progression Progression Initial product concept formulation Initial full scale design Initial full scale prototype Focused on function only Second full scale prototype testing focused on form, fit and function Pre - commercial full scale unit validation (in - ocean and factory - based) Low Rate Initial Production (LRIP) High Volume Production Now ready for higher volume production based on customer demand IMPLEMENTATION STRATEGY Accomplishments to date 21 2017

IMPLEMENTATION STRATEGY FY18 & 19 Objectives • E xpanding marketing and business development footprint across multiple geographies • Secure multiple customer demonstration projects which lead to commercial revenues • Secure strategic supply chain, manufacturing and field service partnerships • Build additional PowerBuoys to address anticipated market demand 22

• Expanding sales and marketing through new hires and target market experts • Increase product manufacturing throughput and build additional PowerBuoys to meet anticipated market demand 23

• Innovative offshore power solution addresses real market needs • Commercial ready product • Strong IP portfolio • Increasing market demand www.oceanpowertechnologies.com andrew@barwicki.com 24

Boundless ocean power Endless streaming data One PowerBuoy 25

BACK UP SLIDES 26

SOURCES Total Addressable Market The National Oceanographic and Atmospheric Administration (“NOAA”) 2016 Ocean Enterprise Report Oil & Gas Source: U.S. Bureau of Safety and Environmental Enforcement Ocean Observing The National Oceanographic and Atmospheric Administration (“NOAA”) 2016 Ocean Enterprise Report Defense & Security Global Border and Maritime Security Market Executive Summary , Frost and Sullivan report, February 2014 Communications 2015 Frost & Sullivan Oil & Gas Satellite Communications market report 27

Oil & Gas Greater than 10,000 sites are currently in operation or ready for decommissioning. Ocean Observing Estimated total addressable market is $2B for 5 fiscal years beginning 2017. The market was refined for in - situ vs remote systems and also for the different types of in - situ systems such as fixed vs mobile; this was based on data from 2 publicly available reports. Defense & Security Estimated total addressable market is $3.5B based on whether applications are coastal, remote, or aerial systems. Communications The estimated total addressable market is $0.5B for 5 fiscal years beginning 2017. MARKETS - SUPPORTING INFORMATION 28

• Compact and easily transported • Shippable using standard 40 - foot ISO shipping containers • Deployed using standard marine equipment and methods • Designed for three - year maintenance cycle as compared to one - year or less for some incumbent solutions • Survivable design for 100 - year storm conditions PB3 PowerBuoy Commercial Design 29

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